SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2004 (April 22, 2004)

National HealthCare Corporation
(Exact name of Registrant as specified in its charter)

Delaware	333-37185	52-2057472
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On April 22, 2004, National HealthCare Corporation announced the appointment of Emil Hassan to its Board of Directors. A copy of the press release is furnished as an exhibit to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National HealthCare Corporation

By: /s/ W. Andrew Adams
Name: W. Andrew Adams
Title: Chief Executive Officer

By: /s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: April 23, 2004

Exhibit Index

Number	Exhibit
99	Press release, dated April 22, 2004

EXHIBIT 99

For Immediate Release

Contact: Gerald Coggin, Senior V.P. Corporate Relations

Phone: (615) 890-2020 ext. 1221

Hassan Named to NHC Board of Directors

Murfreesboro, Tenn - National HealthCare Corporation (AMEX: NHC), one of the nation's oldest long-term health care companies, today announced the election of

Emil Hassan to NHC's Board of Directors.

"We are delighted to have Emil on NHC's Board of Directors," NHC Chairman Andy Adams said. "We believe his wide range of expertise with a successful corporate culture focused on excellence and quality will be a great asset to NHC. The NHC Board of Directors is extremely excited about the knowledge, wisdom, and experience that he will bring to the NHC Board."

Hassan retired from his senior vice president position for Nissan North America, Inc. in April of 2004. Hassan is still advisor to Carlos Ghosn, President and CEO of Nissan Motor Co. Ltd. Hassan is also chairman and CEO of Distribution and Auto Services, an affiliate company of Nissan's vehicle transportation logistics, preparation and delivery requirements. Prior to joining Nissan in 1981, Hassan was with Ford Motor Co. for 12 years.

Hassan sits on the board of Middle Tennessee Medical Center, in Murfreesboro, Tenn. and is a former member of the Federal Reserve Bank of Atlanta, Nashville branch. He is the chairman of the Business/Education Partnership of Murfreesboro and Rutherford County.

NHC operates for itself and third parties 76 long-term health care centers with 9,332 beds. NHC also operates 32 homecare programs, six independent living centers and assisted living centers at 19 locations. NHC's other services include managed care specialty medical units, Alzheimer's units and a rehabilitation services company. Additional information about NHC including the company's Form 10-K annual report and press releases is available on our web site at www.NHCcare.com.